Exhibit 99.2

Contact:	Amedisys, Inc.
Director of Investor Relations
Kevin B. LeBlanc
225.292.2031
kleblanc@amedisys.com

AMEDISYS CORPORATE OFFICE FULLY OPERATIONAL

BATON ROUGE, Louisiana (September 8, 2008) - Amedisys, Inc. (Nasdaq: “AMED”, “Company”), one of America’s leading home health nursing companies, today announced that power has been fully restored to its corporate headquarters and nine field agencies have reopened since September 2. All corporate headquarters staff has been called back to work.

Amedisys has three agencies that are affected at this time due to communication connectivity issues, with two of the three agencies located in Baton Rouge, operating out of the corporate headquarters until their communication issues are resolved. The Company anticipates no material impact to its previously announced earnings guidance.

A local patient hotline has been established to provide patients with answers to their questions and where appropriate, referral services. In addition, Amedisys is working with local, state, and national authorities to ensure patient services are coordinated within the affected areas.

Amedisys, Inc. is headquartered in Baton Rouge, Louisiana. Its common stock trades on the Nasdaq Global Select Market under the symbol “AMED”.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “expect” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Many of the factors that could cause or contribute to such differences are described in the Company’s periodic reports and registrations statements filed with the Securities and Exchange Commission, and include, but are not limited to the following: general economic and business conditions, changes in or failure to comply with existing regulations or the inability to comply with new government regulations on a timely basis, changes in Medicare and other medical reimbursement levels, ability to complete acquisitions announced from time to time, and any financing related thereto, the ability to meet debt service requirements and to comply with covenants in debt agreements, adverse changes in federal and state laws relating to the health care industry, demographic changes, availability and terms of capital, ability to attract and retain qualified personnel, ongoing development and success of new start-ups, ability to successfully integrate newly acquired agencies, changes in estimates and judgments associated with critical accounting policies, business disruption due to natural disasters or acts of terrorism, and various other matters, many of which are beyond management’s control. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Additional information on the Company can be found at:

www.amedisys.com